Exhibit 21
Direct and Indirect Operating Subsidiaries
of FirstMerit Corporation*
Citizens Savings Corporation of Stark County
FirstMerit Bank, National Association
- FirstMerit Advisors, Inc.
- FirstMerit Equipment Finance, Inc.
- FirstMerit Financial Services, Inc.
- FirstMerit Insurance Agency, Inc.
- FirstMerit Insurance Group, Inc.
- FirstMerit Mortgage Corporation
- FirstMerit Mortgage Reinsurance Company, Inc. (Hawaii)
- FirstMerit Moss Creek Ventures, LLC
- FirstMerit Securities, Inc.
- FirstMerit Title Agency, Ltd.
- FMRC, Inc. (Delaware)
- FMSC, Inc. (Delaware)
- FMTP, LLC (Delaware)
- CPHCSUB, LLC
- CREPD, LLC -
- Cumberland Trail Development LLC
- Cumberland Trail Golf Course LLC
- Mobile Consultants, Inc.
FirstMerit Capital Trust I (Delaware)
FirstMerit Community Development Corporation
FirstMerit Risk Management, Inc. (Vermont)
FMT, Inc. (Delaware)

*	Unless otherwise indicated, state of formation is Ohio.